NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 3, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(4) That all rights pertaining to the entire class of this security were extinguished on January 20, 2015. The merger between Iron Mountain Incorporated and Iron Mountain Incorporated (REIT) became effective on January 20, 2015. Each share of Common Stock of Iron Mountain Incorporated was converted into the right to receive One (1) (New) share of Common Stock of Iron Mountain Incorporated (REIT) on a share-for-share basis. The Rights Plan became null and void on January 20, 2015 in connection with the Merger. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 21, 2015.